INTER-AFFILIATE TRANSFER AGREEMENT

(Administration Services Agreement)

Legg Mason Investment Trust, Inc. (Opportunity Trust)

This Inter-Affiliate Transfer Agreement (“Transfer Agreement”) is made as of the 30th day of September, 2009 by and among Legg Mason Fund Adviser, Inc. (“LMFA”), Legg Mason Partners Fund Advisor, LLC (“LMPFA”), LMM LLC, (“LMM”), and Legg Mason Investment Trust, Inc. (“Investment Trust”) on behalf of its series, Legg Mason Opportunity Trust (the “Fund”).

Recitals

LMFA and LMM are each party to an Administration Agreement (“Admin. Agreement”) dated August 1, 2000, with respect to the Fund pursuant to which LMFA provides certain administrative services to the Fund; and

LMFA and LMPFA are affiliated by virtue of being wholly owned subsidiaries of Legg Mason, Inc. and share common officers, directors, and employees; and

LMFA desires to transfer its duties and obligations under the Admin. Agreement to LMPFA, and LMPFA is willing to accept the transfer and assume the duties and obligations under the Admin. Agreement on the terms and conditions set forth herein; and

LMM and Investment Trust, on behalf of the Fund, have agreed to the proposed transfer;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1a.           Transfer and Assumption.  The parties agree that the terms and conditions of the Admin. Agreement are incorporated herein by reference.  Effective September 30, 2009, LMFA hereby transfers, conveys and sets over all of its rights, interests, claims and entitlements under the Admin. Agreement to LMPFA and to its successors and permitted assigns, to have and to hold the same forever;

1b.           Representation. LMPFA makes all representations and warranties of LMFA in the Admin. Agreement with the same force and effect as if set forth fully herein.

LMPFA hereby undertakes, assumes, and agrees to perform or otherwise discharge when due all covenants, liabilities, duties and obligations of LMFA under or in connection with or arising out of the Admin. Agreement.  Except as expressly herein provided, this Transfer Agreement shall not be construed to modify, terminate or merge any rights any party to the Admin. Agreement has pursuant to the terms thereof, and the parties hereby confirm that all of the terms and provisions of the Admin. Agreement remain in full force and effect.

2.           Consent.  LMM and Investment Trust on behalf of the Fund, each hereby consents and agrees to the foregoing transfer and assumption.

3.           Further Assurances.  Each of the parties agrees to execute and deliver, at its own expense, such further documents, and to do such further things, as another party may reasonably request in order to more fully effectuate the transactions contemplated by this Transfer Agreement.

4.           Governing Law.  This Transfer Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its conflict of laws provisions.

5.           Counterparts.  This Transfer Agreement may be executed in any number of counterparts, all of which when taken together shall constitute but one and the same instrument, and any of the parties hereto may execute this Transfer Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agreement to be executed by their respective officers, or other authorized signatories, as of the date first above written.

ATTEST:	LEGG MASON INVESTMENT TRUST INC.

By: /s/	By:	/s/
Name:
Title:

ATTEST:	LMM LLC

By: /s/	By:	/s/
Name:
Title:

ATTEST:	LEGG MASON FUND ADVISER, INC.

By: /s/	By:	/s/
Name:
Title:

ATTEST:	LEGG MASON PARTNERS FUND ADVISOR, LLC

By: /s/	By:	/s/
Name:
Title: